UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 24, 2009

NEOGENOMICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-72097	74-2897368
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

12701 Commonwealth Drive, Suite 9, Fort Myers, Florida	33913
(Address of principal executive offices)	(Zip Code)

(239) 768-0600
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.         Entry into a Material Definitive Agreement.

Strategic Supply Agreement

On July 24, 2009, NeoGenomics Laboratories, Inc. (“NeoGenomics Laboratories”), a Florida corporation and the wholly-owned subsidiary of NeoGenomics, Inc., a Nevada corporation (together with NeoGenomics Laboratories, “NeoGenomics”), and Abbott Molecular Inc., a Delaware corporation (“Abbott Molecular”), entered into a Strategic Supply Agreement (the “Supply Agreement”).  The Supply Agreement, among other things, provides for Abbott Molecular to supply materials with which NeoGenomics intends to develop its own FISH (fluorescence in situ hybridization)-based test for the diagnosis of malignant melanoma in skin biopsy specimens (excluding subtyping) (the “Melanoma LDT”).

Pursuant to the terms of the Supply Agreement, Abbott Molecular has agreed to supply NeoGenomics with such of Abbott Molecular’s analyte specific reagents (“ASRs”) that NeoGenomics may request for the purpose of NeoGenomics’ evaluation and determination as to which ASRs to include in its Melanoma LDT.  Once the ASRs have been identified by NeoGenomics, Abbott Molecular has agreed to supply such ASRs (subject to certain limitations) to NeoGenomics.  If NeoGenomics identifies for inclusion in the Melanoma LDT one or more ASRs that are not currently marketed or sold commercially by Abbott Molecular as individual stand-alone products, then the Supply Agreement provides that Abbott Molecular will supply such ASRs to NeoGenomics on an exclusive basis in the United States and Puerto Rico (the “Exclusive ASRs”), provided that Abbott Molecular may also supply such exclusive ASRs to certain of its academic collaborators for research and limited clinical purposes.  Abbott Molecular’s obligation to supply the Exclusive ASRs on an exclusive basis is subject to NeoGenomics meeting certain revenue thresholds with respect to the Melanoma LDT.  Except for the ASRs supplied for evaluation purposes (which are to be supplied at no cost), the Supply Agreement provides that the price of the ASRs supplied by Abbott Molecular will include both a base and a premium component.

In the event that Abbott Molecular obtains FDA approval for its own in vitro diagnostic test for aid in diagnosis of malignant melanoma in skin biopsy specimens (excluding subtyping), the Supply Agreement contemplates a means by which NeoGenomics may offer such FDA-approved test to its customers instead of the Melanoma LDT.

Pursuant to the Supply Agreement, Abbott Molecular also granted to NeoGenomics a first right to develop two additional laboratory developed tests relating to certain specified disease states using Abbott Molecular ASRs or other products.

The initial term of the Supply Agreement expires on December 31, 2019. The Supply Agreement also contemplates two year renewal terms under certain circumstances.  The parties may terminate the Supply Agreement prior to the expiration of the term under certain circumstances.

The Supply Agreement provides (subject to certain limitations) that Abbott Molecular may convert the Supply Agreement into a non-exclusive agreement or terminate the Supply Agreement if NeoGenomics does not develop and launch the Melanoma LDT within six (6) months after the date on which Abbott Molecular supplies ASRs (other than ASRs supplied for evaluation purposes) to NeoGenomics.

Abbott Molecular may terminate the Supply Agreement following a change of control involving NeoGenomics and certain designated companies.  In such event Abbott Molecular would pay to NeoGenomics (or its successor) a termination payment based upon a pre-defined formula.

Common Stock Purchase Agreement and Registration Rights Agreement

On July 24, 2009, NeoGenomics, Inc. entered into a Common Stock Purchase Agreement (the “Common Stock Purchase Agreement”) with Abbott Laboratories, an Illinois corporation (“Abbott”), and consummated the issuance and sale to Abbott, for an aggregate purchase price of $4,767,000, of 3,500,000 shares of common stock, $0.001 par value per share (the “Shares”).  Pursuant to the terms of the Common Stock Purchase Agreement, Abbott is prohibited from selling or otherwise transferring the Shares until January 20, 2010.

On July 24, 2009, NeoGenomics, Inc. and Abbott also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) that, among other things, grants certain demand and piggyback registration rights to Abbott with respect to the Shares.

The foregoing descriptions of the Common Stock Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as exhibits to this report.

Item 3.02.         Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above regarding the Shares is hereby incorporated by reference in this Item 3.02.  Exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), for the sale of the Shares to Abbott was based on Section 4(2) of the Securities Act.

Item 9.01.         Financial Statements and Exhibits.

(a)       Not applicable

(b)       Not applicable

(c)       Not applicable

(d)       Exhibits.

10.1	Common Stock Purchase Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories

10.2	Registration Rights Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories

99.1	Press release issued by NeoGenomics on July 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOGENOMICS, INC.

By:	/s/Robert Gasparini
Robert Gasparini
President

Date: July 30, 2009

Exhibit Index

Exhibit No.	Description

10.1	Common Stock Purchase Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories

10.2	Registration Rights Agreement dated July 24, 2009 between NeoGenomics, Inc. and Abbott Laboratories

99.1	Press release issued by NeoGenomics on July 24, 2009